SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 2)



                                SUN BANCORP, INC.
                  ---------------------------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
                  ---------------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
                  ---------------------------------------------
                                 (CUSIP Number)



                               December 31 , 2000
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

---------------------------------------                -------------------------
CUSIP No.  8666B 10 2                       13G        Page 2 of 10 Pages
---------------------------------------                -------------------------

--------------------------------------------------------------------------------
           1         NAME OF REPORTING PERSONS

                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Bernard A. Brown

--------------------------------------------------------------------------------
           2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]

--------------------------------------------------------------------------------
                                                                         (b) [_]
                     N/A
           3         SEC USE ONLY
--------------------------------------------------------------------------------

           4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
      NUMBER OF               5         SOLE VOTING POWER

        SHARES                                    309,224 Shares
                      ----------------------------------------------------------
     BENEFICIALLY             6         SHARED VOTING POWER

       OWNED BY                                 2,306,994 Shares
                      ----------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER

      REPORTING                                 1,453,063 Shares
                      ----------------------------------------------------------
     PERSON WITH             8         SHARED DISPOSITIVE POWER

                                                2,306,994 Shares
--------------------------------------------------------------------------------

           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                3,450,833 Shares
--------------------------------------------------------------------------------

          10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [_]
--------------------------------------------------------------------------------

                     N/A
          11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     31.589%
--------------------------------------------------------------------------------

          12         TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------

-----------------------------------                     ------------------------
CUSIP No.  8666B 10 2                    13G            Page 3 of 10 Pages
-----------------------------------                     ------------------------

--------------------------------------------------------------------------------
           1         NAME OF REPORTING PERSONS

                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Shirley G. Brown
--------------------------------------------------------------------------------
           2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                                                                        (b) [_]
                     N/A
--------------------------------------------------------------------------------

           3         SEC USE ONLY

--------------------------------------------------------------------------------
           4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
      NUMBER OF               5         SOLE VOTING POWER

        SHARES                                         --
                      ----------------------------------------------------------
     BENEFICIALLY             6         SHARED VOTING POWER

       OWNED BY                                   500,306 Shares
                      ----------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER

      REPORTING                                        -- Shares
                      ----------------------------------------------------------
     PERSON WITH             8         SHARED DISPOSITIVE POWER

                                                  500,306 Shares
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  500,306 Shares
--------------------------------------------------------------------------------
          10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [_]

                    N/A
--------------------------------------------------------------------------------
          11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     5.115%
--------------------------------------------------------------------------------
          12        TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

--------------------------------                    ----------------------------
CUSIP No.  8666B 10 2                13G            Page 4 of 10 Pages
--------------------------------                    ----------------------------

--------------------------------------------------------------------------------
           1            NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 21-0608702

                      Vineland Construction Company
--------------------------------------------------------------------------------
           2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                                                                         (b) [_]
                      N/A
--------------------------------------------------------------------------------

           3            SEC USE ONLY

--------------------------------------------------------------------------------
           4            CITIZENSHIP OR PLACE OF ORGANIZATION

                        New Jersey
--------------------------------------------------------------------------------
      NUMBER OF               5         SOLE VOTING POWER

        SHARES                                  1,209,879 Shares
                      ----------------------------------------------------------
     BENEFICIALLY             6         SHARED VOTING POWER

       OWNED BY                                        --
                      ----------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER

      REPORTING                                 1,209,879 Shares
                      ----------------------------------------------------------
     PERSON WITH             8         SHARED DISPOSITIVE POWER

                                                       --
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,209,879 Shares
--------------------------------------------------------------------------------
          10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES                                       [_]

                        N/A
--------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     12.371%
--------------------------------------------------------------------------------
          12            TYPE OF REPORTING PERSON

                        CO
--------------------------------------------------------------------------------

---------------------------------                          ---------------------
CUSIP No.  8666B 10 2                       13G            Page 5 of 10 Pages
---------------------------------                          ---------------------

--------------------------------------------------------------------------------
           1          NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 51-0296423

                      NFI Capital Corp.
--------------------------------------------------------------------------------
           2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                                                                         (b) [_]
                      N/A
--------------------------------------------------------------------------------

           3          SEC USE ONLY

--------------------------------------------------------------------------------
           4          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
      NUMBER OF               5         SOLE VOTING POWER

        SHARES                                     77,213 Shares
                      ----------------------------------------------------------
     BENEFICIALLY             6         SHARED VOTING POWER

       OWNED BY                                        --
                      ----------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER

      REPORTING                                    77,213 Shares
                      ----------------------------------------------------------
     PERSON WITH             8         SHARED DISPOSITIVE POWER

                                                       --
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  77,213 Shares
--------------------------------------------------------------------------------
          10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [_]

                    N/A
--------------------------------------------------------------------------------
          11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     0.789%
--------------------------------------------------------------------------------
          12        TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

-------------------------------------                    -----------------------
CUSIP No.  8666B 10 2                     13G            Page 6 of 10 Pages
-------------------------------------                    -----------------------


--------------------------------------------------------------------------------
           1          NAME OF REPORTING PERSONS
                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 22-6083927

                      THE BROWN FOUNDATION
--------------------------------------------------------------------------------
           2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                                                                         (b) [_]
                      N/A
--------------------------------------------------------------------------------

           3          SEC USE ONLY

--------------------------------------------------------------------------------

           4          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey
--------------------------------------------------------------------------------
      NUMBER OF               5         SOLE VOTING POWER

        SHARES                                    130,969 Shares
                      ----------------------------------------------------------
     BENEFICIALLY             6         SHARED VOTING POWER

       OWNED BY                                        --
                      ----------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER

      REPORTING                                   130,969 Shares
                      ----------------------------------------------------------
     PERSON WITH             8         SHARED DISPOSITIVE POWER

                                                       --
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                   130,969 Shares
--------------------------------------------------------------------------------

          10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [_]

                    N/A
--------------------------------------------------------------------------------
          11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     1.339%
--------------------------------------------------------------------------------
          12        TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

------------------------------------                     -----------------------
CUSIP No.  8666B 10 2                     13G            Page 7 of 10 Pages
------------------------------------                     -----------------------


           1         NAME OF REPORTING PERSONS

                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) #090241339

                     The Grantor Retained Annuity Trust
--------------------------------------------------------------------------------
           2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [_]

                                                                         (b) [_]
                     N/A
--------------------------------------------------------------------------------

           3         SEC USE ONLY

--------------------------------------------------------------------------------

           4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New Jersey
--------------------------------------------------------------------------------
      NUMBER OF               5         SOLE VOTING POWER

        SHARES                                      79,403 Shares
                      ----------------------------------------------------------
     BENEFICIALLY             6         SHARED VOTING POWER

       OWNED BY                                        --
                      ----------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER

      REPORTING                                    79,403 Shares
                      ----------------------------------------------------------
     PERSON WITH             8         SHARED DISPOSITIVE POWER

                                                       --
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  79,403 Shares
--------------------------------------------------------------------------------
          10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIM SHARES                                           [_]

                    N/A
--------------------------------------------------------------------------------
          11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     0.812%
--------------------------------------------------------------------------------
          12        TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:
--------------------------

         Sun Bancorp, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

         226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a).  Name of Person Filing:
---------------------------------

         Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. NFI Capital Corp. is a Delaware Corporation of which Mr. Brown is President. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager. The Grantor Retained Annuity Trust was organized by Bernard A. Brown under the name of Shirley Brown.

Item 2(b). Address of Principal Business Office or, if None, Residence:
----------------------------------------------------------------------

         71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c).  Citizenship:
-----------------------

         Mr.  and  Mrs.  Brown  are  citizens  of the  United  States.  Vineland
Construction Company is a New Jersey corporation. NFI Capital Corp. is a Delaware Corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey. The Grantor Retained Annuity Trust was organized by Bernard A. Brown under the laws of the State of New Jersey.

Item 2(d).  Title of Class of Securities:
----------------------------------------

         Common Stock, $1.00 par value per share.

Item 2(e).  CUSIP Number:
------------------------

         86663B 10 2

Item 3.
------

         Not Applicable.


Item 4.  Ownership:
------------------

         The following information relates to the reporting persons' ownership as of December 31, 2000.

         (a)      Amount beneficially owned:
                  Mr. Brown
                  ---------
                  3,450,833 shares *

                  Mrs. Brown
                  ----------
                  500,306 shares **

                  Vineland Construction Company
                  -----------------------------
                  1,209,879 shares

                  NFI Capital Corp.
                  -----------------
                  77,213 shares

                  The Brown Foundation
                  --------------------
                  130,969 shares

                  The Grantor Retained Annuity Trust
                  ----------------------------------
                  79, 403 shares

         (b)      Percent of Class:

                  Mr. Brown
                  ---------
                  31.589%

                  Mrs. Brown
                  ----------
                  5.115%

                  Vineland Construction Company
                  -----------------------------
                  12.371%

                  NFI Capital Corp.
                  -----------------
                  0.789%

                  The Brown Foundation
                  --------------------
                  1.339%

                  The Grantor Retained Annuity Trust
                  ----------------------------------
                  0.812%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           309,224 shares

                           Mrs. Brown
                           ----------
                           --

                           Vineland Construction Company
                           -----------------------------
                           1,209,879 shares

                           NFI Capital Corp.
                           -----------------
                           77,213 shares

                           The Brown Foundation
                           --------------------
                           130,969 shares

                           The Grantor Retained Annuity Trust
                           ----------------------------------
                           79,403 shares

                  (ii)     Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,306,994 shares *

                           Mrs. Brown
                           ----------
                           500,306 shares **

                          Vineland Construction Company
                          -----------------------------
                           --

                           NFI Capital Corp.
                           -----------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                           The Grantor Retained Annuity Trust
                           ----------------------------------
                           --

                  (iii)    Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,453,063 shares***

                           Mrs. Brown
                           ----------
                           --

                           Vineland Construction Company
                           -----------------------------
                           1,209,879 shares

                           NFI Capital Corp.
                           -----------------
                           77,213 shares

                           The Brown Foundation
                           --------------------
                           130,969 shares

                           The Grantor Retained Annuity Trust
                           ----------------------------------
                           79,403

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,306,994 shares *

                           Mrs. Brown
                           ----------
                           500,306 shares **

                           Vineland Construction Company
                           -----------------------------
                           --

                           NFI Capital Corp.
                           -----------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                           The Grantor Retained Annuity Trust
                           ----------------------------------
                           --

-------------
* Includes shares held by Shirley G. Brown, Vineland Construction Company, NFI Capital Corp.,The Brown Foundation and The Grantor Retained Annuity Trust.
**   Includes shares held by Vineland Construction Company.
*** Includes 1,143,839 shares underlying options which are exercisable within 60 days of December 31, 2000.

Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
         Security Being  Reported on by the Parent  Holding  Company or Control
         ----------------------------------------------------------------------
         Person:
         -------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
---------------------------------------

        Not Applicable.

Item 10.  Certification:
-----------------------

         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: March 14,  2001                      /s/Bernard A. Brown
                                           -------------------------------------
                                           Bernard A. Brown